U.S. Energy Corp.
877 N. 8th W.
Riverton, WY  82501
Ph:  (307) 856-9271
Fx:  (307) 857-3050

For Immediate Release:

U.S. ENERGY CORP. and CRESTED CORP.
ANNOUNCE THAT SUTTER GOLD EXPANDS MINERAL HOLDINGS IN MEXICO

RIVERTON, Wyoming (October 30, 2007) – U.S. Energy Corp. (NASDAQ:  “USEG”) and Crested Corp. (OTCBB:  “CBAG”), natural resource exploration and development Companies, announce that their subsidiary, Sutter Gold Mining Inc. (TSX VENTURE: "SGM") has acquired two new mineral concessions adjacent to their Santa Teresa Concession (STC) in Mexico.

The Santa Teresa mineral concession is located in the historic El Alamo Gold District of Baja California Norte, Mexico.  An additional 2,800 hectares (6,919 acres) of mineral concessions were acquired from the Government of Mexico. The concessions are accessible by road, located 10 kilometers (kms) west of Highway 3, some 100 kms (62 miles) southeast of Ensenada and about 250 kms (155 miles) from San Diego, California.

These new concessions, together known as Santa Teresa 2 (STC2), are located north, east and southwest of the original Santa Teresa Concession (STC) and will be explored for jointly under terms defined in the recently signed joint venture agreement (JVA) between Sutter Gold Mining, Inc. and Premier Gold Mines Ltd. ("Premier") (TSX: "PG"). The ground is considered to be strategic by the partners as it includes the poorly explored surface prospect at San Gabriel to the east of the STC and also is located proximate to the past-producing Avelina Mine located southwest of the STC.

Premier is preparing an initial 14-hole diamond drill program of 3,650 meters (11,975 feet) on the STC in order to test the extent, continuity and grade of known gold-bearing vein structures previously evaluated only within 20 meters of the surface.

The STC is located adjacent to and on strike from the past-producing Princessa Mine (the district’s largest gold producer), whose orebody was known to extend close to the STC boundary.  Data suggests that potential extensions of the Princessa Mine along strike and at depth have not been tested.  The El Alamo District’s gold production halted at its peak owing to technological and political circumstances early in the 20th century, thus presenting a unique opportunity to the JV today.

Premier and Sutter management were attracted to the El Alamo District initially because of a unique history of high mined grades, but little modern exploration.  Both the STC and STC2 are:

•	Located within a proven (some 220,000 ounces of past production) gold district.
•	Historical data indicates that mined grades within the district are between 1.00 and 2.00 ounces per ton (opt).

Press Release
October 30, 2007

•	The majority of district production occurred within 120 meters of surface, but remains open at depth.
•	Has characteristics similar to the historic Mother Lode District of California.

The upcoming initial phase of exploration on the STC will conclude late in Q1 2008 and be followed up by a second phase that expands into the STC2 concessions.

Stephen McGibbon, P.Geo., Executive Vice-President and Chief Operating Officer of Premier, is the qualified person for the information contained in this press release and is a Qualified Person within the meaning of National Instrument 43-101.

About Premier Gold Mines

Premier Gold Mines Limited is a Canadian-based mineral exploration and development company with diverse property holdings that include several projects and deposits in Northwestern Ontario and a joint venture in Mexico.  In the Red Lake gold mining camp, two of these are operated in joint venture with Goldcorp Inc.  A strategic project is also located on the main Musselwhite Gold Mine trend (Goldcorp-Kinross).

About the Sutter Gold Mine

The Sutter Gold project contains a 3.2-mile segment of the Mother Lode belt from which 10 historic mines produced 2.3 million ounces of gold.  The historic mines bracket a one-mile-long portion of the Mother Lode belt with no historic gold production that contains the Lincoln and Comet zones.  The Lincoln and Comet zones were “blind” discoveries that did not outcrop at surface and represent the first significant new gold discoveries made along the Mother Lode belt in the last 50 years.  The Sutter Gold project has been the subject of considerable modern exploration activity, most of it centering on the Lincoln and Comet zones, which are adjacent to each other and together are referred to as the Lincoln project.  A total of 85,085 feet of drilling has been accomplished in 190 diamond drill holes, and modern underground development consists of a 2,850-foot declined ramp with 2,400 feet of crosscuts and five raises.  The historic gold production was documented in a detailed report completed by Mark Payne, the consulting geologist to Sutter Gold and a qualified person as defined by National Instrument 43-101. Further information is available at the Company’s website at www.suttergoldmining.com.

Press Release
October 30, 2007

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ABOUT U.S. ENERGY CORP. AND CRESTED CORP.

Disclosure Regarding Mineral Resources
Under SEC and Canadian Regulations;
And Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  Examples of these other companies are Sutter Gold Mining Inc., sxr Uranium One, and Kobex Resources Ltd.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:
 Keith Larsen,CEO or Hal Herron, Sr. V.P.
U.S. Energy Corp. (307) 856-9271